Exhibit 99.9

Video Script

•                  By now I am sure you have seen the news that our company and Dai-ichi Life have entered into an agreement under which Dai-ichi will acquire our company.

•                  I would like to take a few minutes to explain the transaction to you and share my personal thoughts about it.

•                  First, I know this must come as a surprise to you and it is probably a matter of some concerns.

•                  I hope that, after you fully understand the transaction, you will not only feel relieved but also very positive even excited about what this transaction means for our company and for you.

•                  Dai-ichi Life is one of the largest life insurance companies in Japan and even in the world.

•                  They currently have no insurance operations in the U.S.  This means that Protective will be the growth platform for their expansion into the world’s largest life insurance market.

•                  The game plan going forward for us is “business as usual.”

•                  Dai-ichi has requested, even required, that our senior management team agree to stay together and continue to manage the business for the indefinite future.  I have personally agreed to stay in my role as CEO of Protective through normal retirement age, which is about three years.

•                  We do expect the transaction to mean good things for Birmingham, the state of Alabama and most importantly our people.

•                  We and Dai-ichi will be working on exciting plans to grow our life insurance, annuities and asset protection business in the U.S.

•                  This is not a block or consolidating acquisition, driven by expense savings, if anything, we expect to see the size of our employee base grow throughout the country in the future.

•                  While the ownership of the company will change, we do expect that almost everything important to us — our values, our culture, our high levels of customer focus and service, our highly competitive products, our charitable giving, our civic engagement and our name, will remain the same.

•                  As I hope you can sense, I am excited about the prospects that this transaction offers to our company and our people.  We will now be a very important component of one of the world’s largest life insurance groups — truly a part of a global economy.

•                  This should make us an even stronger and more viable competitor in our markets and afford us the opportunity to grow and better serve customers and distribution partners into the future.

•                  I encourage you to come to a town hall meeting to hear more about this transaction.  Please be sure to read the frequently asked questions that are now up on Prism.

•                  I want to reiterate my excitement and also thank you very much for your continued focus on engaging with and serving our customers, growing our company and living our values.

•                  Thank you.